UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 2, 2019

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On December 2, 2019, and effective as of November 22, 2019, School Specialty, Inc. (the “Company”) entered into the Fifth Amendment (the “Term Loan Amendment”) of its Loan Agreement dated as of April 7, 2017 (the “Term Loan Agreement”) among the Company, as borrower, certain of its subsidiaries, as guarantors, the financial institutions party thereto, as lenders (the “Term Loan Lenders”) and TCW Asset Management Company LLC, as the agent (the “Term Loan Agent”), in order to, among other things: (1) establish a forbearance period during which the Term Loan Lenders would forbear the exercise of any rights or remedies with respect to the Existing Events of Default until a Termination Event (which would be the earliest of (a) January 31, 2020, (b) March 31, 2020 if a Specified Unsecured Prepetition Debt Satisfaction Event has occurred prior to January 31, 2020 (the earlier of (a) or (b), the “Outside Date”), (c) at the election of the Term Loan Agent, the occurrence of an event of default, other than the Existing Defaults and Anticipated Defaults, (d) the expiration or termination of the forbearance period described in the ABL Agreement below, or (e) the occurrence of any Termination Event); (2) provide for the payment of a $6 million closing fee, which may be reduced to not less than $1.25 million under certain circumstances; (3) provide for approximately $3.5 million in other fees to be added to the principal balance of the New Term Loan; (4) in replacement of the Third Amendment Warrants, issue warrants to purchase, for a price of $0.01 per share, 18% of the outstanding common stock of the Company, with such warrants earned in full and vesting immediately on the date of issuance, but not exercisable until the Outside Date (the “Fifth Amendment Warrants”), provided that if the Obligations are paid in full in cash on or prior to (a) February 29, 2020, the Company shall have the right to buy back 50% of the Fifth Amendment Warrants, and (b) the Outside Date, the Company shall have the right to buy back 75% of the Fifth Amendment Warrants, in each case for a price of $0.01 per share; (5) amend the definition of Applicable Margin so that it will no longer depend on the Net Senior Leverage Ratio and will instead be set at 7.00% per annum for all Prime Rate Loans and 8.00% per annum for all LIBOR Rate Loans; (6) amend the definition of PIK Interest Rate so that it will no longer depend on the Net Senior Leverage Ratio and will instead be set at 2.00% per annum; (7) provide that the New Term Loan and other Obligations shall bear interest at the Default Rate and to increase the Default Rate by 1.00%, which increase will be paid in kind by adding such amount to the principal balance of the Term Loan; (8) convert LIBOR Rate Loans to Prime Rate Loans as their interest periods expire and eliminate the Company’s ability to request to convert or continue the Term Loan or any portion thereof as LIBOR Rate Loans; (9) require the delivery on a weekly basis of detailed 13-week budgets (each, a “Budget”); (10) amend the financial covenants, including the elimination of the Fixed Charge Coverage Ratio and the Net Senior Leverage Ratio during the forbearance period, resetting the Minimum EBITDA to be tested monthly, resetting the minimum Specified Availability to the greater of $12.5 million, replacing the existing clean-down and ABL Facility usage covenant with the same covenants as reflected in the ABL Agreement; (11) limit the use of cash receipts to payment of Budget disbursements and require that the Company not submit ABL borrowing requests in excess of the amount needed to fund the Budget; (12) require the Company to pursue a merger, financing transaction, or sale transaction that will cause the Company to repay the Obligations in full on or prior to the Outside Date, subject to the satisfaction of various milestones and conditions; (13) provide full access rights to the Term Loan Agent, its counsel and its advisors; (14) schedule the maturity date of the Term Loan for November 12, 2020; (15) eliminate a number of the Company’s rights under the Term Loan Agreement, including but not limited to its right to consent to assignments, to make Permitted Acquisitions, to reinvest proceeds of Asset Dispositions and Extraordinary Proceeds, and to make Specified Asset Dispositions; and (16) provide for enhanced inspection rights for the Term Loan Agent.

For purposes of the Term Loan Agreement, a “Specified Unsecured Prepetition Debt Satisfaction Event” means, among other things, that a specified percentage of the Specified Unsecured Prepetition Debt has been amended such that its final maturity is not on or before December 11, 2020, does not provide for any payments before that date except for limited percentages in certain limited circumstances, it accrues interest, payable solely in kind, at a rate per annum reasonably satisfactory to the Term Loan Agent and the Required Term Loan Lenders, and can be secured by a third lien on the Term Loan Priority Collateral, that is subject to an intercreditor agreement, among other things.

Also on December 2, 2019, and effective as of November 22, 2019, the Company entered into the Eighth Amendment (the “ABL Amendment”) to its Loan Agreement dated June 11, 2013 (the “ABL Agreement”) among the Company, certain of its subsidiary borrowers, Bank of America, N.A. and Bank of Montreal as lenders (the “ABL Lenders”), and Bank of America, N.A., as agent for the ABL Lenders (the “ABL Agent”) in order to, among other things: (1) establish a forbearance period during which the ABL Lenders would forbear the exercise of any rights or remedies with respect to the Existing Events of Default until a Termination Event (which would be the earliest of (a) January 31, 2020, (b) March 31, 2020 if a Specified Unsecured Prepetition Debt Satisfaction Event has occurred prior to January 31, 2020 (the earlier of (a) or (b), the “Outside Date”), (c) at the election of the ABL Agent, the occurrence or existence of an event of default, other than the Existing Defaults or Anticipated Defaults, (d) the expiration or termination of the forbearance period provided by the Term Loan Agreement described above, or (e) the occurrence of any Termination Event); (2) provide for the payment of a fee equal to 0.50% times the amount of the Commitments in effect as of the Closing Date under the ABL; (3) amend the definition of Applicable Margin so that it will no longer depend on the Fixed Charge Coverage Ratio and will instead be set at 300 bps for all Base Rate Loans and 400 bps for all LIBOR Loans; (4) require the delivery on a weekly basis of detailed 13-week budgets (each, a “Budget”); (5) amend the financial covenants, including the elimination of the Fixed Charge Coverage Ratio and the Net Senior Leverage Ratio during the forbearance period, adding a covenant testing trailing twelve-month EBITDA on a monthly basis, in a manner consistent with the Fifth Amendment, replacing the existing clean-down covenant in Section 10.2.3 of the ABL Agreement with a clean-down covenant requiring the Loans be paid down to $10,000,000 at fiscal year end December 28, 2019; (6) limit the use of cash receipts to payment of Budget disbursements and require that the Company not submit ABL borrowing requests in excess of the amount needed to fund the Budget; (7) require the Company to pursue a merger, sale, or other restructuring transaction that will cause the Company to repay the Term Loan Obligations in full on or prior to the Outside Date, subject to the satisfaction of various milestones and conditions; (8) provide full access rights to the ABL Agent, its counsel and its advisors; (9) schedule the maturity date of the ABL at least 30 days prior to the extended maturity date of the New Term Loan Agreement described above (October 12, 2020); (10) eliminate a number of the Company’s rights under the ABL Agreement, including but not limited to its right to consent to assignments, to make Permitted Acquisitions, and to make Specified Asset Dispositions; (11) amend the definitions of Availability Reserve and Borrowing Base to add an availability block equal to $15,000,000; and (12) provide for enhanced inspection rights for the ABL Agent.

The Term Loan Amendment and the ABL Amendment are filed as exhibits herewith and incorporated herein by reference.  The foregoing descriptions of the Term Loan Amendment and the ABL Amendment do not purport to be complete and are qualified in their entirety by the full text of such agreements.

The parties also entered into amendments to the related guarantee and collateral agreements, which are filed as exhibits herewith and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Fifth Amendment, dated as of November 22, 2019, to the Loan Agreement, dated as of April 7, 2017, by and among School Specialty, Inc., as borrower, certain of its subsidiaries, as guarantors, the financial parties thereto, as lenders, and TCW Asset Management Company, LLC, as agent.

10.2

Eighth Amendment, dated as of November 22, 2019, to the Loan Agreement dated as of June 11, 2013, by and among School Specialty, Inc. and certain of its subsidiaries, as borrowers, Bank of America, N.A. and Bank of Montreal, as lenders, Bank of Montreal as syndication agent, and Bank of America, N.A., as agent for the lenders.

10.3

First Amendment to Guarantee and Collateral Agreement, dated as of November 22, 2019, by and among School Specialty, Inc., as borrower, certain of its subsidiaries, as guarantors, and TCW Asset Management Company, LLC, as agent.

10.4

First Amendment to Amended and Restated Guarantee and Collateral Agreement, dated as of November 22, 2019, by and among School Specialty, Inc. as a borrower, certain of its subsidiaries, as borrowers and guarantors, and Bank of America, N.A., as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: December 4, 2019	By:/s/ Kevin Baehler
Kevin Baehler Executive Vice President and Chief Financial Officer